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                                                                    Exhibit 10.4

DESCRIPTION OF THE METRO GLOBAL MEDIA, INC. DIRECTORS COMPENSATION ARRANGEMENT


         On January 8, 1997, the Board of Directors of Metro Global Media, Inc. (the "Company") unanimously approved the issuance to each Director of the Company 600 shares of the Company's Common Stock, as well as an option to purchase an additional 600 shares of Common Stock (the "Option"), to be issued pursuant to the Company's 1997 Equity Incentive Plan (the "Plan"), representing meeting fees for each fiscal year. On March 25, 1997, the Board of Directors adopted the Plan.

         The purpose of the Plan is to encourage officers, directors and employees of the Company and its subsidiaries to continue their association with the Company by providing favorable opportunities for them to participate in the ownership of the Company and in its future growth.

         The shares and the options will be issued on January 15 of each year, and the options will be priced based upon the average closing sale price of the Company's Common Stock, as quoted on NASDAQ, during the month of each September immediately preceding the January in which they are issued. The options will remain exercisable for so long as the recipient continues to sit on the board, and for a period of 90 days following the cessation of the recipient's service on the Board, but in no event will the options remain exercisable after March 25, 2077. Each director will be required to execute a stock option agreement as required by the Plan.

         The shares to be issued to the directors as well as the shares issuable upon exercise of the options will be registered with the Securities and Exchange Commission on the Form S-8 registering the Plan.